Exhibit 99.1

Civista Bancshares, Inc. Provides Notice of Redemption of Depositary Shares

Representing Interests in its Series B Preferred Shares

Sandusky, Ohio, October 23, 2019 /PRNewswire/ – Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced today that it will redeem all of its issued and outstanding 6.50% Noncumulative Redeemable Convertible Perpetual Preferred Shares, Series B and the corresponding depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share (the “Depositary Shares”). The Depositary Shares are currently traded on the NASDAQ Capital Market under the symbol “CIVBP” (CUSIP No. 178867206).

All outstanding Depositary Shares will be redeemed on December 20, 2019 (the “Redemption Date”) at a redemption price of $25.00 per Depositary Share (the “Redemption Price”). As of September 30, 2019, a total of 395,929 Depositary Shares were issued and outstanding.

On December 16, 2019, a dividend in the amount of $0.40625 per Depositary Share will be paid in cash to holders of record as of the close of business on November 26, 2019. Unless Civista defaults in the payment of the Redemption Price, no further dividends will be declared or paid on the Depositary Shares on or after the Redemption Date and all rights with respect to the Depositary Shares will cease and terminate, except for the right of holders to receive payment of the Redemption Price, without interest.

In lieu of redemption, at any time prior to 5:00 p.m. (EDT) on December 19, 2019, holders of Depositary Shares may convert any or all of their Depositary Shares into Common Shares of Civista. Holders electing to convert their Depositary Shares are entitled to receive 3.196931 Common Shares for each Depositary Share, together with the cash payable with respect to any fractional shares.

Record holders of the Depositary Shares will receive a notice of redemption and letter of transmittal from Civista’s transfer agent, American Stock Transfer & Trust Company (“AST”), with instructions for Depositary Shares to be redeemed or, in the alternative, converted into common shares of Civista. Questions on matters relating to the redemption or conversion of the Depositary Shares should be directed to AST at (877) 248-6417 (toll-free) or (718) 921-8317.

About Civista Bancshares, Inc.:

Civista Bancshares, Inc. is a $2.2 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 37 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky.

Civista Bancshares, Inc. may be accessed at www.civb.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “CIVBP”.

Source: Civista Bancshares, Inc.